EXHIBIT 5.1

OPINION AND CONSENT OF COUNSEL

Ph 713-547-8900	Vanderkam & Associates 406 McGowen Street Houston, Texas 77006 E-mail hpv@v-slaw.com May 18, 2012	Fax 713-547-89

Bering Exploration, Inc.

710 Post Oak Road, Suite 410

Houston, Texas 77024

Re:     Bering Exploration, Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Bering Exploration, Inc. a Nevada corporation (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to 800,000 shares of the Company’s common stock, par value $0.001 per share, to be issued to, or upon the exercise of options or stock appreciation rights granted under the 2011 Stock Option Plan (the “Plan”).

In connection with this opinion, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions expressed herein. In such review, we have assumed the genuineness of all signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials.

This opinion is limited in all respects to the general corporate law of the State of Nevada, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The shares to be issued under the Plan are duly authorized;

2.	When the shares are issued pursuant to the Plan, or upon exercise of the options or stock appreciation rights granted pursuant to the Plan, such shares will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered solely for the benefit of the Company in connection with the matters addresses herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 to be filed by the Company and to the reference to us in such registration statement.

Respectfully Submitted,

/s/Vanderkam & Associates

VanderKam & Associates